Exhibit 99.1

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JANUARY 29, 2011, JANUARY 30, 2010 AND

JANUARY 31, 2009

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

Toys “R” Us – Delaware, Inc.:

We have audited the accompanying consolidated balance sheets of Toys “R” Us - Delaware, Inc. and subsidiaries (the “Company”) as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three fiscal years in the period ended January 29, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Toys “R” Us - Delaware, Inc. and subsidiaries as of January 29, 2011 and January 30, 2010, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 29, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in the fourth quarter of the fiscal year ended January 31, 2009 the Company recognized a change in accounting estimate effected by a change in accounting principle related to gift card breakage.

As discussed in Note 1 to the consolidated financial statements, effective February 1, 2009, the Company adopted new guidance on the accounting for non-controlling interests.

/s/ Deloitte & Touche LLP

New York, New York

April 27, 2011

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009

Net sales	$9,414	$9,017	$9,155
Other revenues (1)	150	153	178

Total revenues	9,564	9,170	9,333
Cost of sales	6,144	5,901	6,040
Cost of other revenues (1)	6	11	34

Gross margin	3,414	3,258	3,259

Selling, general and administrative expenses (1)	2,869	2,650	2,725
Depreciation and amortization	244	227	232
Other income, net (1)	(79)	(64)	(119)

Total operating expenses	3,034	2,813	2,838

Operating earnings	380	445	421
Interest expense (1)	(236)	(156)	(171)
Interest income (1)	32	28	38

Earnings before income taxes	176	317	288
Income tax expense	64	114	107

Net earnings	$112	$203	$181

(1)	Includes the following income (expenses) resulting from transactions with related parties (See Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details):

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Other revenues	$93	$94	$116
Cost of other revenues	-	(5)	(26)
Selling, general and administrative expenses	(323)	(305)	(314)
Other income, net	27	9	11
Interest expense	(18)	(16)	(23)
Interest income	32	28	36

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions)	January 29, 2011	January 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$290	$344
Accounts and other receivables	117	82
Merchandise inventories	1,524	1,276
Current deferred tax assets	69	47
Prepaid expenses and other current assets	59	57

Total current assets	2,059	1,806
Property and equipment, net	2,065	2,033
Goodwill	361	361
Deferred tax assets	81	23
Due from affiliates, net	321	290
Other assets	125	127

	$5,012	$4,640

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$937	$906
Accrued expenses and other current liabilities	533	451
Income taxes payable	113	81
Current portion of long-term debt	24	14

Total current liabilities	1,607	1,452
Long-term debt	1,916	1,838
Note payable to Parent	-	7
Deferred tax liabilities	377	275
Deferred rent liabilities	265	227
Other non-current liabilities	66	115

Stockholder’s Equity:
Additional paid-in capital	4,282	4,356
Accumulated deficit	(3,501)	(3,613)
Accumulated other comprehensive loss	-	(17)

Total stockholder’s equity	781	726

	$5,012	$4,640

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Cash Flows from Operating Activities:
Net earnings	$112	$203	$181
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	244	227	232
Amortization and write-off of debt issuance costs and debt discount	61	32	22
Net gains on sales of properties	(11)	(6)	-
Deferred income taxes	38	11	71
Non-cash portion of restructuring, other charges and impairments	18	19	24
Other	14	3	5
Changes in operating assets and liabilities:
Accounts and other receivables	(33)	12	3
Merchandise inventories	(238)	10	58
Prepaid expenses and other operating assets	2	10	(27)
Accounts payable, accrued expenses and other liabilities	32	181	(219)
Due from affiliates, net	(31)	(31)	(33)
Income taxes payable and receivable	32	9	(40)
Other assets and liabilities	40	10	23

Net cash provided by operating activities	280	690	300

Cash Flows from Investing Activities:
Capital expenditures	(244)	(148)	(314)
Proceeds from sale of fixed assets	21	19	1
Acquisitions	(1)	(14)	-
Purchase of net assets from affiliates at carrying value	-	(56)	-
Sale of short-term investments	-	-	101
Decrease in restricted cash	-	20	-
Advances to Parent	-	(150)	(18)
Loans to affiliates	-	-	(37)
Repayment of loans by affiliates	-	-	36

Net cash used in investing activities	(224)	(329)	(231)

Cash Flows from Financing Activities:
Long-term debt borrowings	2,024	2,155	869
Long-term debt repayments	(1,964)	(2,189)	(871)
Long-term borrowing from Parent	-	10	-
Repayment of long-term borrowing to Parent	(10)	-	-
Short-term borrowing from Parent	563	429	31
Repayment of short-term borrowing to Parent	(563)	(465)	-
Repayment of note payable to Parent	-	-	(67)
Dividend paid to Parent	(129)	(123)	(29)
Amounts paid to affiliate in excess of carrying value of assets acquired	-	(68)	-
Capital contribution from Parent	4	47	-
Capitalized debt issuance costs	(37)	(70)	-

Net cash used in financing activities	(112)	(274)	(67)

Effect of exchange rate changes on cash and cash equivalents	2	1	(2)

Cash and cash equivalents:
Net (decrease) increase during period	(54)	88	-
Cash and cash equivalents at beginning of period	344	256	256

Cash and cash equivalents at end of period	$290	$344	$256

Supplemental disclosures of cash flow information:
Income taxes paid, net of refunds	$46	$41	$96
Interest paid	$146	$88	$136

Non-cash financing activities:
Non-cash distributions to Parent	$-	$(146)	$-
Non-cash contributions from Parent	$29	$7	$-

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(In millions)	Additional Paid- in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
Balance, February 2, 2008	$4,553	$12	$(3,998)	$567
Net earnings for the period	-	-	181	181
Foreign currency translation adjustments, net of tax	-	(65)	-	(65)
Unrealized gain and reclassifications on hedged transactions, net of tax	-	6	-	6

Total comprehensive income				122
Cumulative effect of change in accounting principle, net of tax	-	-	1	1
Stock compensation expense	3	-	-	3
Dividend paid to Parent	(29)	-	-	(29)
Contribution arising from tax allocation arrangement	12	-	-	12

Balance, January 31, 2009	$4,539	$(47)	$(3,816)	$676

Net earnings for the period	-	-	203	203
Foreign currency translation adjustments, net of tax	-	29	-	29
Unrealized gain on hedged transactions, net of tax	-	1	-	1

Total comprehensive income				233
Stock compensation expense	3	-	-	3
Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction	66	-	-	66
Dividend paid to Parent	(123)	-	-	(123)
Non-cash distributions to Parent	(146)	-	-	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	(49)	-	-	(49)
Cash contribution from Parent	47	-	-	47
Contribution arising from tax allocation arrangement	12	-	-	12
Non-cash contributions from Parent	7	-	-	7

Balance, January 30, 2010	$4,356	$(17)	$(3,613)	$726

Net earnings for the period	-	-	112	112
Foreign currency translation adjustments, net of tax	-	20	-	20
Unrealized loss on hedged transactions, net of tax	-	(3)	-	(3)

Total comprehensive income				129
Stock compensation expense	2	-	-	2
Non-cash contribution from Parent arising from the settlement of awards upon termination	5	-	-	5
Dividend paid to Parent	(129)	-	-	(129)
Contribution arising from tax allocation arrangement	11	-	-	11
Capital contribution from Parent	4	-	-	4
Non-cash contributions from Parent	29	-	-	29
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	4	-	-	4

Balance, January 29, 2011	$4,282	$-	$(3,501)	$781

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and juvenile products in North America as measured by net sales. For over 50 years, Toys “R” Us has been recognized as the toy and baby authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition.

As of January 29, 2011, we operated 938 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition to these stores, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca.

On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). Upon the completion of this acquisition, our Parent became a private company.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”) at their historical cost. MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, in fiscal 2009 these financial statements were presented on a combined basis. The transaction was reflected in the fiscal 2008 financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2010	52	January 29, 2011
2009	52	January 30, 2010
2008	52	January 31, 2009

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Variable Interest Entities

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective January 31, 2010, the

Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity and require additional disclosures.

Based on our analysis, no VIEs were identified that required consolidation. Accordingly, the adoption of this standard did not have an impact on our Consolidated Financial Statements.

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Reclassifications and Corrections of Previously Issued Financial Statements

In fiscal 2010, we have included certain other income items as Other income, net on our Consolidated Statement of Operations, which have historically been presented as a net reduction in Selling, general and administrative expenses (“SG&A”). As such, we have reclassified $9 million and $11 million from SG&A to Other income, net for fiscals 2009 and 2008, respectively. This reclassification was made to correctly present the amounts we charged to Parent and other affiliates in fiscals 2009 and 2008 for services provided by us under the Domestic Services Agreement. This change had no effect on our previously reported consolidated Net earnings, Consolidated Statements of Cash Flows, and Consolidated Statements of Stockholder’s Equity for fiscals 2009 and 2008.

During fiscal 2010, we recorded a $16 million non-cash charge in SG&A, $10 million net of tax, in our Consolidated Statement of Operations related to the cumulative correction of prior period straight-line lease accounting. A portion of this charge related to the understatement of straight-line lease expense that occurred prior to the end of fiscal 2005 and related to leases that were transferred to affiliates as part of the fiscal 2005 reorganization. As a result, the carrying value of the net assets we sold to affiliates during these transactions was overstated by $6 million, $4 million net of tax. Therefore, in fiscal 2010, we have recorded $4 million to correct the corresponding contribution from affiliates on the Consolidated Statements of Stockholder’s Equity. The remaining $10 million was recorded in Deferred rent liability on the Consolidated Balance Sheet. Management concluded that these corrections did not have a material impact on the current or any previously reported Consolidated Financial Statements.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to Accounts payable.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.

We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for asset retirement obligations, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 29, 2011 and January 30, 2010, we had approximately $3 million and $2 million recorded for ARO, respectively.

Goodwill

As of January 29, 2011 and January 30, 2010, we had $361 million of Goodwill, respectively, which is all included within our Domestic reporting unit. In fiscal 2009, we acquired certain assets and liabilities of FAO Schwarz which resulted in $2 million of goodwill. Refer to Note 17 entitled “ACQUISITIONS” for further details.

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of ASC Topic 350, “Intangibles – Goodwill and Other” (“ASC 350”). We test goodwill for impairment by comparing the fair values and carrying values of our reporting units.

We estimated the fair values of our reporting units on the first day of the fourth quarter of each year, which for fiscal 2010 was October 31, 2010, using the market multiples approach and the discounted cash flow analysis approach. Based on our estimates of our Domestic reporting unit’s fair value at October 31, 2010, we determined that none of the goodwill associated with the reporting unit was impaired.

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 29, 2011 and January 30, 2010 were $108 million and $101 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2010, 2009 and 2008 were $57 million, $32 million and $22 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments and refinancings.

Insurance Risks

Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Our Parent bills us for our share of these insurance costs which are included in SG&A in our Consolidated Statements of Operations, totaling $69 million, $73 million and $82 million for fiscals 2010, 2009 and 2008, respectively.

Commitments and Contingencies

We, along with Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 29, 2011 and January 30, 2010, accumulated depreciation related to capital leases for property and equipment was $50 million and $46 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $274 million and $235 million at January 29, 2011 and January 30, 2010, respectively, of which $9 million and $8 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $100 million and $71 million as of January 29, 2011 and January 30, 2010, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive loss and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•

For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 29, 2011 and January 30, 2010.

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.

Other third-party revenues of $57 million, $59 million and $62 million for fiscals 2010, 2009 and 2008, respectively, are included in Total revenues. Other revenues consist of warranty income, licensing fees, consignment income and non-core product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balance of our reserve for sales returns was $8 million at January 29, 2011 and January 30, 2010, respectively.

Cost of Sales and SG&A Expenses

The following table illustrates what is reflected in each expense category:

“Cost of sales”	“SG&A”
• the cost of merchandise acquired from vendors;	• store payroll and related payroll benefits;

“Cost of sales”	“SG&A”
• freight in;	• rent and other store operating expenses;

• provision for excess and obsolete inventory; • shipping costs to consumers; • provision for inventory shortages; and • credits and allowances from our merchandise vendors.

•      advertising and promotional expenses;

•      costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•      restructuring charges; and

•      other corporate-related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that are redeemed in accordance with ASC 605.

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $328 million, $306 million and $316 million in fiscals 2010, 2009 and 2008, respectively.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $15 million, $12 million and $12 million for fiscals 2010, 2009 and 2008, respectively.

Other Income, Net

Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Information technology and administrative support services income	$(20)	$—	$—
Credit card program income	(19)	(31)	(35)
Gift card breakage income	(19)	(19)	(72)
Net gains on sales of properties	(11)	(6)	—
Management service fees income	(7)	(9)	(11)
Impairment of long-lived assets	3	7	6
Other (1)	(6)	(6)	(7)

Total	$(79)	$(64)	$(119)

(1)	Includes gains and losses resulting from foreign currency transactions related to operations, fixed asset write-offs and other miscellaneous income and expense charges.

Information Technology and Administrative Support Services Agreement (“ITASS”)

In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under the ITASS. During fiscal 2010, our affiliates were charged $20 million for these services. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further information.

Credit Card Program

We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The current agreement expires in June 2012. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees and royalties are recognized when earned and realizable. During fiscals 2010, 2009 and 2008, we recognized $19 million, $31 million and $35 million of other income, respectively, relating to the credit card program.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements.

Prior to the fourth quarter of fiscal 2008, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”), based on historical information. At the end of the fourth quarter of fiscal 2008, we concluded that we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). As a result, the cumulative catch up adjustment recorded in fiscal 2008 resulted in an additional $59 million of gift card breakage income. In addition, we recognized $19 million, $19 million and $13 million of gift card breakage income in fiscals 2010, 2009 and 2008, respectively.

In the second quarter of fiscal 2010, the State of New Jersey (the “State”) enacted a law that would require us to turn over to the State unused balances of certain gift cards purchased in New Jersey on which there had been no activity for a two-year period. In November 2010, the United States District Court for the District of New Jersey (the “District Court”) preliminarily enjoined the State from enforcing this section of the law. The State appealed that decision to the United States Court of Appeals for the Third Circuit (the “Third Circuit”), and that appeal is pending. The New Jersey law also requires us to obtain and maintain the zip codes of customers who purchase gift cards in New Jersey. In January 2011, the District Court declined to enjoin enforcement of this section of the law. However, on or about January 31, 2011, the Third Circuit granted a preliminary injunction preventing enforcement of this section of the law pending appeal.

Net Gains on Sales of Properties

Net gains on sales of properties were $11 million and $6 million for fiscals 2010 and 2009, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.

Management Service Fees

We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2010, 2009 and 2008 for these services were $7 million, $9 million and $11 million, respectively. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further information.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

During fiscals 2010, 2009 and 2008, we recorded total impairment losses of $3 million, $7 million and $6 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statements of Operations. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.” Refer to Note 10 entitled “RESTRUCTURING AND OTHER CHARGES” for charges related to restructuring initiatives.

Foreign Currency Translation

The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive loss within Total stockholder’s equity.

Gains and losses resulting from foreign currency transactions related to operations have been immaterial and are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in a gain of less than $1 million, $0 and a loss of $2 million for fiscals 2010, 2009 and 2008, respectively. Such amounts were included in Interest expense.

We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2010, 2009 and 2008, this resulted in a loss of less than $1 million, $0 and a gain of $2 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Total stockholder’s equity.

Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management’s judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies.

At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

At January 29, 2011 and January 30, 2010, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to tax loss carryforwards. For further information, refer to Note 11 entitled “INCOME TAXES.”

Stock-Based Compensation

Under the provisions of ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that have not been modified, repurchased or cancelled using the provisions of Accounting Principles Board Opinion 25. For further information, refer to Note 7 entitled “STOCK-BASED COMPENSATION.”

Subsequent Events

We have performed an evaluation of subsequent events through April 27, 2011, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

NOTE 2 — LONG-TERM DEBT

A summary of the Company’s consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 29, 2011 and January 30, 2010, respectively, is outlined in the table below:

(In millions)	January 29, 2011	January 30, 2010
Secured term loan facility, due fiscal 2012 (7.39%) (1)	$-	$798
Unsecured credit facility, due fiscal 2012 (8.14%) (1)	-	180
Secured revolving credit facility, expires fiscal 2015 (2)	-	-
Secured term loan facility, due fiscal 2016 (6.0%) (1)	687	-
7.375% senior secured notes, due fiscal 2016 (1)	348	-
8.500% senior secured notes, due fiscal 2017 (3)	716	715
8.750% debentures, due fiscal 2021 (4)	22	22
Finance obligations associated with capital projects	123	101
Capital lease obligations	44	36

	1,940	1,852
Less current portion (5)	24	14

Total Long-term debt (6)	$1,916	$1,838

(1)

On August 24, 2010, we repaid the outstanding loan balances, plus accrued interest and fees under the secured term loan facility (the “Secured Term Loan”) and unsecured credit facility (the “Unsecured Credit Facility”) in conjunction with the offering of $350 million aggregate principal amount of 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the Secured Term Loan, which among other things, provided for a term loan of $700 million and extended the maturity to fiscal 2016. Pursuant to the terms of the amended and restated Secured Term Loan we are required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 29, 2011.

(2)

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement to provide for a facility of up to $1,850 million and to extend the maturity date of the facility and amend certain other provisions.

(3)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(5)	Current portion of Long-term debt as of January 29, 2011 and January 30, 2010 is primarily comprised of capital lease obligations which will be paid within one year.
(6)

We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 29, 2011, we had total indebtedness of $1,940 million, of which $1,918 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	transfer money between us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $781 million and $726 million as of January 29, 2011 and January 30, 2010, respectively. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of January 29, 2011, we have funds available to finance our operations under our secured revolving credit facility through August 2015. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,940 million and $1,852 million at January 29, 2011 and January 30, 2010, were $2,056 million and $1,877 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of our Long-term debt, including current portions, at January 29, 2011 are as follows:

(In millions)	Annual Maturities
2011	$24
2012	17
2013	15
2014	13
2015	10
2016 and subsequent	1,861

Total	$1,940

$1,850 million senior secured revolving credit facility, expires fiscal 2015 ($0 million at January 29, 2011)

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 2.50% and 3.00% depending on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $37 million in fees, including fees paid by our Parent to the Sponsors pursuant to their advisory agreement. In addition, as a result of the amendment and restatement of the credit agreement, we expensed approximately $9 million of deferred financing costs associated with our secured revolving credit facility in fiscal 2010.

The ABL Facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under the ABL Facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At January 29, 2011, under our secured revolving credit facility, we had no outstanding borrowings, a total of $101 million of outstanding letters of credit and excess availability of $1,013 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at January 29, 2011, with remaining availability of $888 million in excess of the covenant. At January 29, 2011, deferred financing expenses for this credit facility were $59 million and have been included in Other assets on our Consolidated Balance Sheets.

Senior Secured Notes and New Secured Term Loan, due 2016 ($348 million and $687 million at January 29, 2011, respectively)

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the Secured Term Loan to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million.

The Toys-Delaware Secured Notes were issued at par; while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balance of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees paid by our Parent to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering of the Toys-Delaware Secured Notes and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. Investment funds or accounts advised by KKR owned an aggregate of $5 million of the Toys- Delaware Secured Notes as of January 29, 2011. Additionally, investment funds or accounts advised by KKR owned 6% of the New Secured Term Loan as of January 29, 2011. Fees paid in connection with the offering of the Toys-Delaware Secured Notes and New Secured Term Loan totaled approximately $11 million and $15 million, respectively, and were deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, we expensed approximately $16 million and $1 million, respectively, of deferred financing costs in fiscal 2010. During the fourth quarter of fiscal 2010, we repaid $2 million of the New Secured Term Loan. At January 29, 2011, deferred financing expenses for the Toys-Delaware Secured Notes and the New Secured Term Loan were $10 million and $14 million, respectively, and have been included in Other assets on our Consolidated Balance Sheets. Further, the Toys-Delaware Secured Notes and the New Secured Term Loan are guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by the Company and certain of our subsidiaries.

The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to us, we will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The New Secured Term Loan as amended, provides for, among other things, an accordion feature that will allow us to request one or more additional term loans be added to the New Secured Term Loan in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes.

The New Secured Term Loan contains customary covenants applicable to the Company and certain of our subsidiaries, including, among other things, covenants that restrict our ability and certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including, among other things, to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our Parent’s 7.625% notes due fiscal 2011 and our Parent’s 7.875% senior notes due fiscal 2013, subject to Toys-Delaware meeting a total leverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. We may optionally prepay the outstanding principal balance of the loan at any time. If such prepayment were to occur on or prior to August 24, 2011, we would pay a premium equal to 1% of the remaining balance. The New Secured Term Loan will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage. In addition, pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 29, 2011.

8.50% Senior Secured Notes, due fiscal 2017 ($716 million at January 29, 2011)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, our indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Propco II Notes”). The Propco II Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) were used to repay the outstanding loan balance under the Secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from the Company for $120 million and to pay fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the advisory agreement. Investment funds or accounts advised by KKR, an indirect equity owner of the Company, owned 2% of the Propco II Notes as of January 29, 2011. Fees paid in connection with the sale of the Propco II Notes were deferred and expensed over the life of the Propco II Notes. As a result of the repayment of our secured real estate loans, we expensed approximately $3 million of deferred financing costs. At January 29, 2011, deferred financing expenses recorded for these notes were $25 million included in Other assets on our Consolidated Balance Sheets.

Concurrently with the sale of the Propco II Notes, MPO sold certain real estate properties and leasehold interests to us for $146 million (the “MPO Sales Transaction”) and our Parent caused MPO to contribute, on its behalf, the remaining properties of MPO to us. As these transactions occurred between entities under common control, for financial statement purposes, these properties were recorded at their historical costs (refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details). For tax purposes these properties were recorded at their separate tax basis. The difference resulted in a $66 million deferred tax asset, which was recorded as a Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction in the Consolidated Statements of Stockholder’s Equity for fiscal year ended January 30, 2010. TRU Propco II also transferred six properties to us, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. All inter-company gains realized on the sales of the properties have been eliminated in consolidation. Additionally, concurrent with the offering of the Propco II Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from our Parent and the release of $7 million in cash from restrictions.

Additionally, concurrent with the sale of the Propco II Notes, we entered into an amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”), under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 9 entitled “LEASES” for further details.

The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent or us or any of our other subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Propco II Notes.

The indenture governing the Propco II Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Propco II Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Notes at a redemption price equal to 103% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Propco II Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc., the Company or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

On November 16, 2010, pursuant to a registration rights agreement between TRU Propco II and the initial purchasers of the Propco II Notes, TRU Propco II completed a registered exchange offer with respect to the Propco II Notes.

8.750% Debentures, due fiscal 2021 ($22 million at January 29, 2011)

On August 29, 1991, our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility to purchase the tendered Debentures. At January 29, 2011, deferred financing expenses for these notes were nominal and have been included in Other assets on our Consolidated Balance Sheets.

NOTE 3 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of January 29, 2011, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of January 29, 2011 are designated as cash flow and fair value hedges in accordance with ASC 815.

The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2010, 2009 and 2008, respectively. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of less than $1 million in fiscal 2011 to Interest expense from Accumulated other comprehensive loss.

The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the changes in fair values of the derivatives and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded a $1 million loss in earnings related to ineffectiveness for fiscal 2010.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 29, 2011, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $5 million. At January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related features. As of January 29, 2011 and January 30, 2010, we were not required to post collateral with any derivative counterparties.

The following table presents our outstanding derivative contracts as of January 29, 2011 and January 30, 2010:

			January 29, 2011	January 30, 2010
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Interest Rate Swaps
3 Month USD LIBOR Fixed to Float Interest Rate Swap (1) (2)	September 2010	September 2016	$350	$-

Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap	July 2005	August 2010	$-	$800
3 Month USD LIBOR Interest Rate Cap	August 2008	August 2010	-	600
1 Month USD LIBOR Interest Rate Cap (1) (3)	January 2011	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap (3) (4)	January 2012	April 2015	500	500

(1)	As of January 29, 2011, these derivatives were designated for hedge accounting.
(2)

On December 7, 2010, we entered into a new interest rate swap to hedge our exposure to changes in fair value of the Toys – Delaware Secured Notes. The interest rate swap has a notional amount of $350 million and matures on September 1, 2016. This swap has been designated as a fair value hedge, swapping the fixed rate of interest on the Toys – Delaware Secured Notes, to a variable rate of interest. Under the interest rate swap agreement, we are entitled to receive semi-annual interest payments at a fixed rate of 7.375% and are required to make semi-annual interest payments at a floating rate equal to the 3 month LIBOR plus 5.104%.

(3)	On April 3, 2009, we entered into two new interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $7 million.
(4)

On August 24, 2010, the Company de-designated a portion of this interest rate cap. The remaining $1 million loss recorded in Accumulated other comprehensive loss will be reclassified to earnings over the remaining life of the cap. As of January 29, 2011, 40% of the $500 million forward-starting interest rate cap is designated as a cash flow hedge.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 29, 2011 and January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.

The following table presents our outstanding foreign exchange contracts as of January 29, 2011 and January 30, 2010:

			January 29, 2011	January 30, 2010
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount

Foreign-Exchange Forwards
Merchandise purchases	Varies	Varies	$42	$-

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive loss on our Consolidated Statements of Stockholder’s Equity for the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009:

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Derivatives designated as cash flow hedges:
Beginning balance	$1	$-	$(6)

Derivative (loss) gain - Interest Rate Contracts	(3)	1	1
Loss reclassified from Accumulated other comprehensive loss (effective portion) - Interest Rate Contracts	-	-	5

	(3)	1	6

Ending balance	$(2)	$1	$-

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009:

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$(1)	$-	$-
(Loss) gain on the change in fair value -
Intercompany Loan Foreign Exchange Contracts (1)	(1)	-	2
Loss on the change in fair value -
Merchandise Purchases Program Foreign Exchange Contracts	-	(6)	(1)

	(2)	(6)	1

Derivatives designated as cash flow hedges:
Loss reclassified from Accumulated other comprehensive
loss (effective portion) - Interest Rate Contracts	-	-	(9)

	-	-	(9)

Derivative designated as a fair value hedge:
Loss on the change in fair value
(ineffective portion) - Interest Rate Contract	(1)	-	-

Total Interest expense	$(3)	$(6)	$(8)

(1)

Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

The following table contains the notional amounts and the related fair values of our derivatives included within our Consolidated Balance Sheets as of January 29, 2011 and January 30, 2010:

	January 29, 2011		January 30, 2010
		Fair Value		Fair Value
	Notional	Assets/	Notional	Assets/
(In millions)	Amount	(Liabilities)	Amount	(Liabilities)

Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$2	$800	$7

Interest Rate Contract designated as a fair value hedge:
Other non-current liabilities	$350	$(5)	$-	$-

Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$-	$-	$1,400	$-
Other assets	300	1	200	1

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$42	$-	$-	$-

Total derivative contracts outstanding
Prepaid expenses and other current assets	$42	$-	$1,400	$-
Other assets	1,000	3	1,000	8

Total derivative assets (1)	$1,042	$3	$2,400	$8

Other non-current liabilities	$350	$(5)	$-	$-

Total derivative liabilities(1)	$350	$(5)	$-	$-

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 — FAIR VALUE MEASUREMENTS

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

We evaluate the inputs used to value our derivatives at the end of each reporting period. Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classify derivatives based on the lowest level in the fair value hierarchy that is significant to the fair value of the instrument. Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 29, 2011 and January 30, 2010, aggregated by level in the fair value hierarchy within which those measurements fall.

Fiscal 2010

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$65	$-	$-	$65
Derivative financial instruments:
Interest rate contracts	-	3	-	3

Total assets	$65	$3	$-	$68

Liabilities
Derivative financial instruments:
Interest rate contracts	$-	$-	$5	$5

Total liabilities	$-	$-	$5	$5

Fiscal 2009

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Assets
Cash equivalents	$23	$-	$23
Derivative financial instruments:
Interest rate contracts	-	8	8

Total assets	$23	$8	$31

The table below presents the changes in fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the period ended January 29, 2011.

(In millions)	Level 3
Balance, January 31, 2010	$-
Purchases (1)(2)	(5)

Balance, January 29, 2011	$(5)

(1)

Changes in the fair value of our Level 3 derivative financial instruments are recorded in Interest expense on our Consolidated Statements of Operations. The total amount of unrealized losses for the period included in Interest expense attributable to assets held at January 29, 2011 were $5 million.

(2)

On December 7, 2010, we entered into a new interest rate swap to hedge our exposure to changes in fair value of the Toys-Delaware Secured Notes. The interest rate swap has a notional amount of $350 million and matures on September 1, 2016. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain of our assets and liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, whenever events or changes in circumstances indicate that a long-lived asset may be impaired). The fair value measurements related to long-lived assets held and used and held for sale in the following tables were determined using a valuation method such as discounted cash flow or a relative, market-based approach based on offers. Based on the valuation method used, we classify these measurements as Level 3 and Level 2, respectively.

The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the fiscal years ended January 29, 2011 and January 30, 2010, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at January 29, 2011 and January 30, 2010. As of January 29, 2011 and January 30, 2010, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy.

Fiscal 2010

(In millions)	Carrying Value	Significant Unobservable Inputs (Level 3) (1)	Impairment Losses (2)
Long-lived assets held and used	$3	$-	$3

Total	$3	$-	$3

Fiscal 2009
(In millions)	Carrying Value	Significant Other Observable Inputs (Level 2)	Impairment Losses (2)
Long-lived assets held and used	$8	$2	$6
Long-lived assets held for sale	3	2	1

Total	$11	$4	$7

(1)	During fiscal 2010, the fair value of long-lived assets held and used evaluated for impairment was nominal.
(2)	Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

NOTE 5 — PROPERTY AND EQUIPMENT

($ In millions)	Useful life (in years)	January 29, 2011	January 30, 2010

Land		$278	$282
Buildings	45-50	911	889
Furniture and equipment	3-20	1,154	1,134
Leasehold improvements	10-25	1,196	1,119
Costs of computer software	5	144	146
Construction in progress		23	18
Leased equipment under capital lease	3-8	89	73

		3,795	3,661
Less: accumulated depreciation and amortization		1,721	1,622

		2,074	2,039
Less: net assets held for sale		9	6

Total		$2,065	$2,033

Assets held for sale

Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	January 29, 2011	January 30, 2010
Land	$6	$3
Buildings	3	5
Leasehold improvements	1	2

	10	10
Less: accumulated depreciation and amortization	1	4

Net assets held for sale	$9	$6

Net gains on sales of properties

During fiscal 2010, we sold properties for gross proceeds of $21 million which resulted in net gains of approximately $11 million.

During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in gains of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

NOTE 6 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 29, 2011 and January 30, 2010 is outlined in the table below:

(In millions)	January 29, 2011	January 30, 2010
Merchandise accounts payable (1)	$759	$733
Non-merchandise accounts payable (2)	178	173

Accounts payable	$937	$906

Gift card and certificate liability	$130	$114
Accrued bonus	34	57
Sales and use tax	30	25
Accrued property tax	29	35
Accrued interest	27	15
Accrued litigation	20	2
Other (3)	263	203

Accrued expenses and other current liabilities	$533	$451

(1)	Includes $121 million and $92 million of book overdraft cash as of January 29, 2011 and January 30, 2010, respectively.
(2)	Includes $89 million and $86 million of book overdraft cash as of January 29, 2011 and January 30, 2010, respectively.
(3)	Other includes, among other items, accrued payroll and other benefits, and other accruals. No individual amount included exceeds 5% of “Total current liabilities.”

NOTE 7 — STOCK-BASED COMPENSATION

2010 Incentive Plan

In fiscal 2010, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our Parent’s common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted under the 2010 Incentive Plan is 500,000. The Board of Directors of the Parent has discretion over the amount of shares available for future issuances of stock awards.

No awards have been issued under the 2010 Incentive Plan to officers and other key employees of the Parent and its subsidiaries in fiscal 2010.

Management Equity Plan

On July 21, 2005, the Parent and its subsidiaries adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Parent and its subsidiaries. We recognize stock-based compensation expense for employees of the Company, however, all equity is issued by the Parent.

Pursuant to a reorganization on June 10, 2008 and the subsequent dissolution of Toys “R” Us Holdings, Inc. (“Holdings”), the former parent of Toys “R” Us, Inc., the 1,000 shares of the Parent’s common stock, $0.01 par value held by Holdings were exchanged for 48,955,808 new shares of the Parent’s common stock, $0.001 par value (“Common Stock”). Prior to dissolution, Holdings distributed the new shares of Common Stock to its shareholders. This reorganization did not have a material impact on our Consolidated Financial Statements. All awards are in the form of shares of the Common Stock of the Parent.

On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our “service-based” options.

The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We will record the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.

Commencing in February 2011, participants in the Management Equity Plan have the right to elect to be bound by the terms and conditions of Amendment No. 3 to the Management Equity Plan. This amendment, among other things, reduces the retirement age criteria, accelerates vesting of all options upon death, disability or retirement, makes all participants eligible for put rights upon death, disability or retirement and makes the non-competition period apply in the case of resignation for any reason and applies the noncompetition period for the greater of 1 year and any severance period for termination without cause.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Parent. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At January 29, 2011, an aggregate of 358,177 shares of the Parent were reserved for future option grants under the Management Equity Plan. Commencing in fiscal 2011, the Parent expects to issue any future equity awards pursuant to the 2010 Incentive Plan. All outstanding options are scheduled to expire at dates ranging from April 1, 2013 to October 15, 2020. The Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Restricted Stock

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the Common Stock, and also permits grants of Parent restricted stock without consideration. During fiscals 2010, 2009 and 2008, 9,422 shares, 71,283 shares and 17,338 shares of Parent restricted stock were purchased by our officers at a weighted-average price of $61.00 per share, $27.08 per share and $34.00 per share, respectively, which were the estimated fair values as of the respective dates of those purchases.

Valuation Assumptions

The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Parent is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Volatility	50.0%	55.0%	55.0%
Risk-free interest rate	2.6%	3.5%	2.6%
Expected term	5.1 years	5.1 years	3.2 years
Dividend yield	0.0%	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$28.77	$13.20	$13.28
Performance-based	N/A	N/A	$11.48

Service-Based Options

A summary of service-based option activity for the Company under the Management Equity Plan during fiscals 2010, 2009 and 2008 is presented below:

	Fiscal Years Ended
	January 29, 2011		January 30, 2010		January 31, 2009

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	1,848,167	$26.34	778,429	$23.12	880,742	$22.56
Granted	47,127	61.00	340,935	27.08	27,846	34.00
Exercised	(182,286)	21.55	(203,687)	26.67	(65,826)	12.97
Forfeited	(78,080)	27.85	(159,864)	27.00	(64,333)	30.54
Transfers from/to Parent (1)	50,467	22.66	-	-	-	-
Conversion from Performance-Based	-	-	1,092,354	28.56	-	-

Outstanding at end of fiscal year	1,685,395	$27.65	1,848,167	$26.34	778,429	$23.12

(1)	Includes service-based option activity related to the relocation of certain employees.

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Vested or expected to vest at January 29, 2011	1,633,052	$27.26	5.52

Exercisable at January 29, 2011	1,132,942	$25.36	4.54

The total intrinsic value of service-based options exercised in fiscals 2010, 2009 and 2008 was approximately $6 million, less than $1 million and $1 million, respectively, and the total fair value of service-based options vested during the same periods was approximately $10 million, $8 million and $1 million, respectively. Parent received $4 million, $5 million and approximately $1 million from the exercise of service-based options by our employees in fiscals 2010, 2009 and 2008, respectively. Parent paid $9 million, $6 million and $2 million in fiscals 2010, 2009 and 2008, respectively, to repurchase shares from the exercise of service-based options from our employees. Parent paid $1 million, $1 million and less than $1 million in fiscals 2010, 2009 and 2008, respectively, to repurchase shares previously issued to our employees. The tax benefits recognized by the Company as a result of the options exercised was $2 million, less than $1 million and approximately $1 million in fiscals 2010, 2009 and 2008, respectively.

As of January 29, 2011, there was $3 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 3.2 years.

The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2010, 2009 and 2008 was as follows:

	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
SG&A	$7	$3	$4
Total recognized tax benefit	3	1	2

NOTE 8 — ACCUMULATED OTHER COMPREHENSIVE LOSS

Total comprehensive income is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive loss, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	January 29, 2011	January 30, 2010

Foreign currency translation adjustments, net of tax	$2	$(18)
Unrealized (loss) gain on hedged transactions, net of tax	(2)	1

	$-	$(17)

NOTE 9 — LEASES

We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to Toys “R” Us Property Company I, LLC (“TRU Propco I”) with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease (see further explanation below). Effective July 9, 2009, base rents under the TRU Propco I Master Lease were increased to approximately $173 million and are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired in the Consolidated Statement of Cash Flows.

In connection with the offering of the Propco II Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into an amended and restated TRU Propco II Master Lease under which we will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease were increased to approximately $91 million and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation. See Note 2 entitled “LONG-TERM DEBT” for a description of other real estate transactions related to the Propco II Notes offering.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 29, 2011 are as follows:

	Operating Leases (1)				Capital Leases

	Gross Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals	Lease Obligation
2011	$200	$234	$14	$420	$32
2012	186	219	11	394	27
2013	171	205	10	366	25
2014	157	196	9	344	23
2015	137	188	6	319	21
2016 and subsequent	496	1,930	11	2,415	99

Total	$1,347	$2,972	$61	$4,258	$227

(1)

Excluded from the minimum rental commitments displayed above are approximately $1.8 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2016 and thereafter. As of January 29, 2011, we had 230 ground leases.

Total third party rent expense, net of sublease income, was $192 million, $152 million and $135 million in fiscals 2010, 2009 and 2008, respectively. Sublease income was $16 million for fiscals 2010, 2009 and 2008, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $264 million, $258 million, and $253 million for fiscals 2010, 2009 and 2008, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details.

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $274 million and $235 million at January 29, 2011 and January 30, 2010, respectively, of which $9 million and $8 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $100 million and $71 million as of January 29, 2011 and January 30, 2010, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $5 million, $3 million and $1 million for fiscals 2010, 2009 and 2008, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 — RESTRUCTURING AND OTHER CHARGES

In fiscal 2005, our Parent’s Board of Directors approved the closing of 87 Toys “R” Us stores in the United States, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated. In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscal 1998, we had strategic initiatives to reposition our worldwide operations.

SG&A for fiscals 2010, 2009 and 2008 included net charges of $2 million, $4 million and $5 million, respectively, related to these restructuring initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

Our Consolidated Balance Sheets as of January 29, 2011 and January 30, 2010 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019.

Restructuring and other activity during fiscals 2010 and 2009 relate to lease commitments as follows:

	000000	000000	000000	000000	000000
(In millions)	2005 Initiative	2003 Initiative	2001 Initiative	1998 Initiative	Total

Balance at January 31, 2009	$8	$1	$8	$7	$24

Charges	1	-	2	1	4
Reversals	-	-	-	-	-
Utilized	(2)	(1)	(3)	(3)	(9)

Balance at January 30, 2010	$7	$-	$7	$5	$19

Charges	2	-	1	-	3
Reversals	-	-	-	(1)	(1)
Utilized	(3)	-	(3)	(2)	(8)

Balance at January 29, 2011	$6	$-	$5	$2	$13

NOTE 11 — INCOME TAXES

Earnings before income taxes are as follows:

	00000000	00000000	00000000
	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
U.S	$107	$262	$266
Foreign	69	55	22

Earnings before income taxes	$176	$317	$288

Income tax expense is as follows:

	0000000	0000000	0000000
	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Current:
U.S. Federal	$10	$67	$27
Foreign	23	22	1
State	(7)	14	8

Total current income tax expense	$26	$103	$36

Deferred:
U.S. Federal	$28	$14	$47
Foreign	3	2	14
State	7	(5)	10

Total deferred income tax expense	$38	$11	$71

Total income tax expense	$64	$114	$107

Included within the total provision for income taxes are benefits of $7 million and $4 million related to interest and penalties in fiscals 2010 and 2008, respectively, and expense of $4 million related to interest and penalties in fiscal 2009. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.

The effective tax rate reconciliations are as follows:

	00000000	00000000	00000000
	Fiscal Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	(2.0)%	1.7%	4.4%
Foreign operations (1)	1.2%	(0.5)%	(0.3)%
U.S. Federal valuation allowance	0.2%	-	-
Unrecognized tax benefits	(0.6)%	1.9%	(0.6)%
Other	2.6%	(2.1)%	(1.3)%

Effective tax rate	36.4%	36.0%	37.2%

(1)

Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances related to foreign operations; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; and permanent items related to foreign operations.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

	00000000	00000000
(In millions)	January 29, 2011	January 30, 2010
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$42	$21
State tax loss and other carryforwards	60	57
Foreign tax loss and other carryforwards	2	3
Straight-line rent	115	97
Inventory	31	18
Restructuring charges	16	14
Deferred revenue	8	53
Other	43	36

Gross deferred tax assets before valuation allowance	317	299
Valuation allowance	(27)	(25)

Total deferred tax assets	$290	$274

Deferred tax liabilities:
Fixed assets	$(189)	$(165)
Gain on related party real estate sale	(244)	(254)
Undistributed earnings of foreign subsidiaries	(59)	(26)
Foreign currency translation	-	(2)
Other	(29)	(32)

Total deferred tax liabilities	$(521)	$(479)

Net deferred tax liabilities	$(231)	$(205)

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

	00000000	00000000
(In millions)	January 29, 2011	January 30, 2010
Current deferred tax assets	$69	$47
Current deferred tax liabilities (1)	(4)	-
Non-current deferred tax assets	81	23
Non-current deferred tax liabilities	(377)	(275)

	$(231)	$(205)

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Our gross deferred tax assets above include an offset of $4 million of unrecognized tax benefits related to tax loss carryforwards as of January 30, 2010.

Carryforwards

In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.

Of our $42 million of U.S. Federal tax credit and other carryforwards, less than $1 million will expire during the next 5 to 7 years, and the remainder may be carried forward indefinitely. Of our $60 million of state tax loss and other carryforwards, $3 million will expire during the next 5 years, $51 million will expire during the next 6 to 20 years, and $6 million may be carried forward indefinitely. The foreign tax loss and other carryforwards of $2 million will expire during the next 6 to 20 years.

We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2010, our valuation allowance increased by $2 million. This includes a $5 million increase of the valuation allowance for state tax loss and other carryforwards and a $3 million decrease of the valuation allowance for foreign loss and other carryforwards.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	0000000000	0000000000	0000000000
	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Beginning balance	$69	$25	$36
Additions for tax positions of the current year	8	12	6
Additions for tax positions of prior years	8	47	1
Reductions for tax positions of prior years (1)	(59)	(13)	(12)
Settlements	-	-	(5)
Currency translation adjustment	-	-	(1)
Lapse of statute of limitations	-	(2)	-

Ending balance	$26	$69	$25

(1)

Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with concluding tax examinations, making protective elections, receiving favorable rulings from tax authorities, as well as changes to and clarifications of tax rules and regulations.

At January 29, 2011, $16 million of the $26 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $10 million would affect our deferred tax accounts. In addition, we had $5 million and $1 million of accrued interest and penalties, respectively, at January 29, 2011. We had $15 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010, and $6 million and $1 million of accrued interest and penalties, respectively, at January 31, 2009.

The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2006 and forward and for state purposes for fiscal 2002 and forward; and Canada for fiscal 2002 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $32 million (inclusive of taxes, interest and penalties) will decrease by as much as $5 million during the next twelve months due to the resolution of ongoing audits and lapses of applicable statutes of limitations.

NOTE 12 — SEGMENTS

We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, as well as an Internet site for our Canada market.

Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – Canada (“Canada”). The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 868 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2010 were derived from traditional toy stores (including Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats), juvenile stores, side-by-side (“SBS”) stores, “R” Superstores (“SSBS”), permanent Express stores (cumulative lease term of at least two years) and our flagship stores in New York City. Additionally, we also generate Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees.

•

Canada — Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 70 stores and through the Internet. Canada Total revenues are derived from 39 SBS stores and 31 traditional toy stores. Additionally, we generate Total revenues through our temporary Express store locations.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues and segment Operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

The following table shows our percentage of Total revenues by product category:

	000000000	000000000	000000000
	Fiscal Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Core Toy	15.5%	14.8%	14.1%
Entertainment	13.6%	15.2%	17.3%
Juvenile	35.6%	35.9%	36.4%
Learning	20.8%	20.0%	18.0%
Seasonal	12.2%	11.7%	11.6%
Other (1)	2.3%	2.4%	2.6%

Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	000000000000	000000000000	000000000000
	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Total revenues
Domestic	$8,731	$8,425	$8,611
Canada	833	745	722

Total revenues	$9,564	$9,170	$9,333

Operating earnings (loss)
Domestic (1)	$431	$520	$450
Canada (2)	89	77	49
Corporate (3)	(140)	(152)	(78)

Operating earnings	380	445	421
Interest expense	(236)	(156)	(171)
Interest income	32	28	38

Earnings before income taxes	$176	$317	$288

(1)

Includes impairment losses on long-lived assets of $3 million, $7 million and $6 million for fiscals 2010, 2009 and 2008, respectively. In addition, includes $19 million, $31 million and $35 million of income related to the credit card program for fiscals 2010, 2009 and 2008, respectively. Also includes the impact of net gains on sales of properties of $6 million for each of fiscals 2010 and 2009. In addition, fiscal 2010 includes approximately $23 million in litigation settlement expenses for certain legal matters and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,” Note 5 entitled “PROPERTY AND EQUIPMENT” and Note 14 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

(2)	Includes the impact of net gains on sales of properties of $5 million for fiscal 2010. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.
(3)

Includes gift card breakage income of $19 million, $19 million and $72 million for fiscals 2010, 2009 and 2008, respectively. In addition, fiscal 2010 includes income of $20 million for services provided by us to our affiliates under ITASS. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Certain corporate and other items are reported separately in our disclosure of segment Operating earnings (loss). In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	000000000000	000000000000	000000000000
	Fiscal Years Ended
(In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Depreciation and amortization
Domestic	$192	$180	$182
Canada	19	16	17
Corporate	33	31	33

Total Depreciation and amortization	$244	$227	$232

Capital expenditures
Domestic	$180	$121	$249
Canada	24	6	24
Corporate	40	21	41

Total Capital expenditures	$244	$148	$314

	00000000000	00000000000
(In millions)	January 29, 2011	January 30, 2010

Merchandise inventories
Domestic	$1,383	$1,158
Canada	141	118

Total Merchandise inventories	$1,524	$1,276

Total Assets
Domestic	$3,850	$3,482
Canada	401	354
Corporate (1)	761	804

Total assets	$5,012	$4,640

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

Our long-lived assets by segment are as follows:

	00000000000	00000000000
(In millions)	January 29, 2011	January 30, 2010
Long-lived assets
Domestic	$2,160	$2,115
Canada	237	224

Total long-lived assets (1)	$2,397	$2,339

(1)	Includes a prior period correction of approximately $102 million to remove deferred financing costs from fiscal 2009 amounts primarily in the Domestic segment.

NOTE 13 — OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

We offer other employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Parent’s TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. For fiscal 2010, we recorded SERP expenses of approximately $1 million. In each of fiscals 2009 and 2008, we recorded SERP expenses of less than $1 million. As of January 29, 2011 and January 30, 2010, the SERP liability was $2 million, respectively.

Included in the Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Parent’s Board of Directors, subject to certain limitations. The Savings Plan may be terminated at the discretion of our Parent. Effective January 1, 2009, eligibility for participation in the 401(k) savings account portion of the Savings Plan has changed from six months to twelve months, affecting those employees hired on or after July 1, 2008. In addition, effective January 1, 2009, Company matching contributions have changed from a maximum of 5% to a maximum of 4%, affecting all Savings Plan participants. Expenses related to the Savings Plan were $16 million, $15 million and $17 million in fiscals 2010, 2009 and 2008, respectively. The Parent’s Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2010, 2009 and 2008.

The Parent also offered other supplemental compensation benefits to our executive officers. Prior to the Merger, the Parent offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies remained in a trust for the then existing participants until July 2010 at which time the Parent’s management liquidated the Plan assets. Effective July 21, 2010, the Parent terminated the Split Dollar Plan.

NOTE 14 — LITIGATION AND LEGAL PROCEEDINGS

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which has been preliminarily approved by the District Court. As part of the settlement, in March 2011 we made a payment of approximately $17 million towards the overall settlement. In addition, in January 2011, the plaintiffs, the Company and our Parent and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which we made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, our Parent entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to our Parent and its subsidiaries’ compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, we will pay approximately $1 million as a civil penalty.

On May 21, 2004, we and our Parent filed a lawsuit against Amazon.com (“Amazon”) and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. All lawsuits were dismissed with prejudice and, pursuant to the terms of a settlement agreement, on July 21, 2009, Amazon paid our Parent $51 million.

In addition to the litigation discussed above, we and our Parent are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

We, along with the Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, refer to Note 11 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 29, 2011.

As of January 29, 2011, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $101 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 16 — RELATED PARTY TRANSACTIONS

Transactions with the Sponsors

Our Parent is owned by an investment group consisting of entities advised by or affiliated with the Sponsors. The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the Merger effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee (the “Advisory Fees”) paid to the Sponsors increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded Advisory fees of $12 million, $11 million and $13 million for fiscals 2010, 2009 and 2008, respectively. During each of fiscals 2010, 2009 and 2008, we paid the Sponsors fees of less than $1 million, respectively, for out of pocket expenses.

Pursuant to an amendment to the advisory agreement, our Parent’s Advisory fee for fiscal 2009 was capped at $15 million, of which we were responsible for paying our allocated share of 75%. The additional amount of approximately $3 million of our Parent’s advisory fees that would have been due for fiscal 2009, absent the amendment, will be paid by our Parent, if at all, at the time (and from the proceeds) of a successful initial public offering of the Parent’s securities.

In the event that the advisory agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the advisory agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions. In connection with a successful initial public offering of Parent’s securities, the Sponsors and our Parent intend to terminate the advisory agreement in accordance with its terms. The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During fiscals 2010, 2009 and 2008, affiliates of Vornado and KKR, all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $6 million, $8 million and $12 million in fiscals 2010, 2009 and 2008, respectively.

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in additional advisory fees to the Sponsors pursuant to the terms of the advisory agreement. Additionally, in conjunction with the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the Secured Term Loan and the Unsecured Credit Facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the Unsecured Credit Facility. We also incurred approximately $10 million in additional advisory fees to the Sponsors pursuant to the terms of the advisory agreement. Investment funds or accounts advised by KKR purchased an aggregate of $5 million of the Toys-Delaware Secured Notes, all of which were subsequently sold after fiscal year ended January 29, 2011. In addition, investment funds or accounts advised by KKR owned 6% of the New Secured Term Loan as of January 29, 2011. In connection with the TRU Propco II financing during fiscal 2009, we incurred transaction fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the advisory agreement. Investment funds or accounts advised by KKR, an indirect equity owner of the Company, owned 2% of the Propco II Notes as of January 29, 2011. For further details, see Note 2 entitled “LONG-TERM DEBT.”

Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of approximately $9 million, $7 million and $7 million in fiscals 2010, 2009 and 2008, respectively, with respect to approximately 1.8%, 1.6%, and 0.9%, respectively, of our operated stores, which include Express stores. Of these amounts, $2 million, $1 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.

Real Estate Arrangements with Affiliates

We leased 397 and 399 properties from affiliates of Parent as of January 29, 2011 and January 30, 2010, respectively. SG&A includes lease expense of $309 million, $307 million and $301 million, which include reimbursement of expenses of $47 million, $49 million and $47 million related to these leases for fiscals 2010, 2009 and 2008, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates. Additionally, for fiscal 2010, SG&A includes a $2 million non-cash cumulative correction of prior period straight-line lease accounting for properties with an affiliate. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

In fiscal 2008, we recorded reserves of $9 million related to store closures where a related party lease obligation existed. In fiscal 2009, we purchased the ownership and leasehold interest in these properties and eliminated the outstanding reserve balance of $6 million.

Transaction with TRU Propco I

Under the master lease agreement with our affiliate TRU Propco I, we may be required to make a payment to TRU Propco I upon termination of a leased property in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party. Pursuant to the lease agreement, the termination payment is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I.

During fiscal 2010, TRU Propco I classified properties as held for sale in anticipation of a sales transaction occurring within the year. Therefore, we recorded approximately $5 million in SG&A related to the estimated payment associated with the termination of the leased properties, of which approximately $1 million was paid upon the sale of a property by TRU Propco I in fiscal 2010.

In connection with the TRU Propco I reorganization and the execution of the TRU Propco I Master Lease in fiscal 2009, we purchased the ownership and leasehold interests in 25 properties. On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired in the Consolidated Statement of Cash Flows. We are a party to the TRU Propco I Master Lease with TRU Propco I under which we lease properties. For more information, see Note 9 entitled “LEASES.”

Management Service Fees and Other

We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2010, 2009 and 2008 for these services were $7 million, $9 million and $11 million, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details regarding the reclassification of prior period amounts charged to Parent and other affiliates from SG&A to Other income, net.

In addition, we incurred $7 million of service fees in fiscal 2010, which primarily related to fees associated with our new China sourcing office established in fiscal 2010. We also incurred $4 million of service fees in each of fiscals 2009 and 2008 primarily related to management service fees charged to our Canadian subsidiary under ITASS managed by an affiliate. These costs are recorded within SG&A in our Consolidated Statements of Operations.

Information Technology and Administrative Support Services Agreement

In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under ITASS. For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. During fiscal 2010, our affiliates were charged $20 million for these services, which are classified on our Consolidated Statement of Operations as Other income, net.

Value Card Services with Affiliates

Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $74 million and $75 million at January 29, 2011 and January 30, 2010, respectively.

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $93 million, $94 million and $116 million in fiscals 2010, 2009 and 2008, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.

Dividends and Advances to Parent

We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. During fiscals 2010, 2009 and 2008, we paid dividends to Parent of $129 million, $123 million and $29 million, respectively. The portion of dividends paid to Parent by MPO for fiscals 2009 and 2008 was $12 million and $10 million, respectively.

During fiscals 2009 and 2008, we made loans to Parent for an aggregate of $150 million and $18 million, respectively.

Due from Affiliates, Net

As of January 29, 2011 and January 30, 2010, Due from affiliates, net, consists of receivables from Parent and affiliates of $395 million and $365 million, net of value card services due to affiliates of $74 million and $75 million, respectively. As of January 29, 2011 and January 30, 2010, $9 million and $10 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Additionally, we are obligated to reimburse our affiliates under lease agreements for rent, property taxes and certain operating expenses. As of January 29, 2011 and January 30, 2010, the net amount owed to our affiliates was $5 million and $4 million, respectively.

Note Payable to Parent

In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. As of January 29, 2011, this promissory note has been fully repaid.

Short-term Borrowing from Parent

From time to time, we may enter into a short-term intercompany loan with Parent. There were no outstanding balances as of January 29, 2011 and January 30, 2010.

NOTE 17 — ACQUISITIONS

During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.

In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.

On May 28, 2009, a subsidiary of Parent acquired certain business assets of FAO Schwarz, a children’s retailer, and subsequently Parent sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.

On September 3, 2009, the Parent acquired the brand and other intellectual property assets of KB Toys, a toy retailer, and subsequently sold their interest in KB Toys to us in November 2009.

NOTE 18 — RECENT ACCOUNTING PRONOUNCEMENTS

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). The amendments in this ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplementary pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU 2010-29 is not expected to have a material impact on our Consolidated Financial Statements.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). For reporting units with zero or negative carrying amounts, this ASU requires that an entity perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of ASU 2010-28 is not expected to have an impact on our Consolidated Financial Statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:

EXECUTIVE OVERVIEW provides an overview of our business.

RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2010 compared to fiscal 2009 and fiscal 2009 compared to fiscal 2008.

LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.

CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2010. This section also refers to Note 18 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW

Our Business

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and juvenile products in North America as measured by net sales. For over 50 years, Toys “R” Us has been recognized as the toy and baby authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We believe we offer the most comprehensive year-round selection of toys and juvenile products, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of January 29, 2011, we operated 938 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition to these stores, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2010 holiday season, we operated 646 Express stores, of which 92 were still open as of January 29, 2011. Of the 92 Express stores that remained open, 19 have been included in our overall store count as they each have a cumulative lease term of at least two years. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca. For fiscal 2010, we generated Total revenues of $9.6 billion and net earnings of $112 million.

We have developed a juvenile integration strategy which includes new store formats with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call these formats “side-by-side” (“SBS”) and “‘R’ Superstores” (“SSBS”), depending on the store size. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores. Our SSBS stores are conceptually similar to SBS stores, except that they are larger in size. Either format may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores and SSBS stores may also be constructed in a new location and market.

The integration of juvenile merchandise (including baby products) with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as baby formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children grow and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children mature and eventually become parents themselves.

Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS and SSBS stores both domestically and internationally. Through the end of fiscal 2010, we converted 133 existing stores into SBS store format and three existing stores into SSBS store format. In addition, during the same period, we have opened 42 SBS and SSBS stores (26 of which were relocations of existing stores). We expect that our integrated store formats will continue to be a significant driver of our revenue and profit growth going forward.

In addition to our SBS and SSBS store formats, we continue to enhance our juvenile integration strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing this integrated store format, we have augmented 83 existing Toys “R” Us stores with these layouts.

During our prime holiday selling season in fiscal 2010, we operated 646 Express stores in shopping malls, outlet malls and other shopping centers. These locations typically range in size from approximately 2,000 to 7,000 square feet, and provide our customers with greater convenience and accessibility during the holiday selling season. Express stores with a cumulative lease term of at least two years, primarily outlet mall locations, are included in our overall store count, while the remaining locations are excluded. As of January 29, 2011, there were 92 Express stores open, 19 of which have been included in our overall store count. We expect to continue our strategy for operating temporary holiday Express locations in the future, the number of which will depend on market opportunities.

We plan to further expand and leverage our e-commerce business by continuing to integrate our Internet capabilities with our stores. In a limited number of stores in the United States, our websites allow guests to determine if an item is in-stock at a particular store and we offer in-store pick-up of on-line orders. We expect to expand these capabilities to all stores in the United States in the near future. We also allow customers to return items purchased on-line at our stores. Additionally, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience. For fiscals 2010, 2009 and 2008, our e-commerce business generated Total revenues of approximately $674 million, $516 million and $504 million, respectively.

We believe that we have the potential to grow the number of stores in our store portfolio. We believe this opportunity exists in the United States and our existing international markets.

Additionally, we will continue to focus on expanding our gross margins primarily through optimizing pricing, merchandising and store productivity initiatives, increasing our private label penetration, increasing our use of direct sourcing and managing our selling, general and administrative expenditures.

As of January 29, 2011, we operated 938 retail stores in the United States, Canada and Puerto Rico in the following formats:

•

486 traditional toy stores, which typically range in size from 30,000 to 50,000 square feet and devote approximately 7,000 square feet to boutique areas for juvenile (including baby) products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,000 square feet and 1,000 square feet, respectively, for juvenile - including baby - products);

•	252 juvenile stores, which typically range in size from 30,000 to 45,000 square feet and devote approximately 4,000 to 5,000 square feet to traditional toy products;

•

146 SBS stores, which typically range in size from 30,000 to 50,000 square feet and devote approximately 20,000 to 30,000 square feet to traditional toy products and approximately 10,000 to 20,000 square feet to juvenile (including baby) products;

•

32 SSBS stores, which typically range in size from 55,000 to 70,000 square feet by combining a traditional domestic toy store of approximately 30,000 to 40,000 square feet with a domestic juvenile (including baby) store of approximately 25,000 to 30,000 square feet;

•	19 Express stores, which typically range in size from 2,000 to 7,000 square feet, each with a cumulative lease term of at least two years; and

•

3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square – all in New York City), which range in size from 55,000 to 100,000 square feet.

In addition to these stores, during the fiscal 2010 holiday season, we operated an additional 627 temporary Express store locations located in high traffic areas, 73 of which remained open as of January 29, 2011. These locations typically range in size from approximately 2,000 to 7,000 square feet, each has a cumulative lease term of less than two years and is not included in our overall store count.

Our extensive experience in retail site selection has resulted in a portfolio of stores that includes attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

Our Business Segments

Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – Canada (“Canada”). See Note 12 to our Consolidated Financial Statements entitled “SEGMENTS” for our segments’ financial results for fiscals 2010, 2009 and 2008. The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 868 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2010 were derived from 455 traditional toy stores (including 79 BRU Express and Juvenile Expansion formats), 252 juvenile stores, 107 SBS stores, 32 SSBS stores, 19 permanent Express stores and our 3 flagship stores in New York City. Additionally, we also generate Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees. On average, our stores offer approximately 11,000 active items year-round. Based on sales, we are the largest specialty retailer of toys in the United States and Puerto Rico. Domestic Total revenues were $8.7 billion for fiscal 2010, which accounts for 91% of our consolidated Total revenues.

•

Canada — Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 70 stores and through the Internet. Canada Total revenues in fiscal 2010 were derived from 39 SBS stores and 31 traditional toy stores. Additionally, we generate Total revenues through our temporary Express store locations. On average, our stores offer approximately 8,400 active items year-round. Canada Total revenues were $0.9 billion for fiscal 2010, which accounts for 9% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•

Seasonality — Our business is highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2010, 2009 and 2008, approximately 43%, 43% and 40%, respectively, of the Total revenues from our business and a substantial portion of our cash flows from operations were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•

Spending patterns and product migration — Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels and inflation, as well as the availability of consumer credit, affect consumer spending habits.

•

Increased competition — Our businesses operate in a highly competitive retail market. We compete on the basis of breadth of merchandise assortment, product variety, quality, safety, availability, price, advertising and promotion, convenience or store location and customer service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, local retailers in the market areas we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the 2010 fourth quarter holiday season.

•

Video games and video game systems — Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have accounted for 9%, 10% and 13% of our annual Total revenues for fiscals 2010, 2009 and 2008, respectively. Due to the intensified competition as well as the maturation of this category, sales of video games and video game systems will periodically experience volatility that may impact our financial performance. Our entertainment category, which includes video games and video game systems, had a gross margin rate between approximately 16% and 17% in our Domestic segment for the past three fiscal years.

RESULTS OF OPERATIONS

Financial Performance

As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2010, 2009 and 2008:

	000000000	000000000	000000000
	Fiscal Years Ended
($ In millions)	January 29, 2011	January 30, 2010	January 31, 2009
Total revenues	$9,564	$9,170	$9,333
Gross margin as a percentage of Total revenues	35.7%	35.5%	34.9%
Selling, general and administrative expenses as a percentage of Total revenues	30.0%	28.9%	29.2%
Net earnings	$112	$203	$181

Total revenues for fiscal 2010 increased by $394 million primarily due to net sales from new locations, which includes Express stores, as well as increased comparable store net sales at both of our segments. The increase in comparable store net sales was largely driven by an increase in the number of transactions, net sales from our Internet operations and locations that were recently converted or relocated to our SBS and SSBS store formats. Partially offsetting these increases were lower average transaction amounts. Foreign currency translation increased Total revenues by approximately $63 million for fiscal 2010.

Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix away from lower margin products such as video game systems.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for fiscal 2010 increased primarily as a result of an increase in store-level costs largely associated with new locations (including Express stores). Additionally, we had an increase in advertising and promotional expenses and incurred additional expenses associated with the fulfillment of increased online sales. In addition, in fiscal 2010, the Company recorded litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Foreign currency translation increased SG&A by approximately $16 million for fiscal 2010.

Net earnings for fiscal 2010 decreased primarily as a result of an increase in SG&A and Interest expense, partially offset by an increase in Gross margin and a decrease in Income tax expense.

Comparable Store Net Sales

In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes the impact of store openings and closings.

Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses the change in our comparable store net sales for the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009:

	Fiscal Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Domestic	1.7%	(3.0)%	(0.1)%
Canada	0.6%	0.0%	10.2%

Percentage of Total Revenues by Product Category

	Fiscal Years Ended
	January 29, 2011	January 30, 2010	January 31, 2009
Core Toy	15.5%	14.8%	14.1%
Entertainment	13.6%	15.2%	17.3%
Juvenile	35.6%	35.9%	36.4%
Learning	20.8%	20.0%	18.0%
Seasonal	12.2%	11.7%	11.6%
Other (1)	2.3%	2.4%	2.6%

Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

0000000000	0000000000	0000000000	0000000000	0000000000	0000000000		0000000000
		Fiscal 2010
	January 29, 2011	Opened	Closed (4)	Conversions	Relocations		January 30, 2010
Domestic:
Standalone stores (1)(3)	729	18	-	(39)	(9)		759
Side-by-side stores	107	3	-	38	2		64
“R” Superstores	32	-	-	1	5		26

Total Domestic	868	21	-	-	(2	) (5)	849

Canada:
Standalone stores (2)(3)	31	-	(1)	(4)	-		36
Side-by-side stores	39	2	-	4	-		33

Total Canada	70	2	(1)	-	-		69

Total Operated (3)	938	23	(1)	-	(2)		918

		Fiscal 2009
	January 30, 2010	Opened	Closed (4)	Conversions	Relocations		January 31, 2009
Domestic:
Standalone stores (1)(3)	759	4	(3)	(11)	(5)		774
Side-by-side stores	64	-	-	11	-		53
“R” Superstores	26	2	-	-	5		19

Total Domestic	849	6	(3)	-	-		846

Canada:
Standalone stores (2)(3)	36	-	-	-	-		36
Side-by-side stores	33	2	-	-	-		31

Total Canada	69	2	-	-	-		67

Total Operated (3)	918	8	(3)	-	-		913

(1)

Store count as of January 29, 2011 includes 14 BRU Express stores and 65 Juvenile Expansions. Store count as of January 30, 2010 included 13 BRU Express stores and 64 Juvenile Expansions. Store count as of January 31, 2009 included 12 BRU Express and 63 Juvenile Expansions.

(2)	Store count as of January 29, 2011 includes four BRU Express stores. There were no BRU Express stores open as of January 30, 2010 and January 31, 2009.
(3)

Express stores with a cumulative lease term of at least two years are included in our overall store count, while remaining locations are excluded. As of January 29, 2011, there were 79 Domestic and 13 Canada Express stores open, 19 of which have been included in our overall store count within our Domestic segment. As of January 30, 2010, there were 29 Domestic Express stores open and 1 Canada Express store open, none of which have been included in our overall store count. As of January 31, 2009, there were no Express stores open.

(4)	Excludes stores closed as a result of conversions and relocations.
(5)	Of the seven relocations in fiscal 2010, two were accompanied by multiple store closings.

Fiscal 2010 Compared to Fiscal 2009

Net Earnings

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$112	$203	$(91)

Net earnings decreased by $91 million to $112 million in fiscal 2010, compared to $203 million in fiscal 2009. The decrease in Net earnings was primarily due to an increase in SG&A of $219 million predominantly related to store-level costs largely associated with new locations (including Express stores), as well as an increase in advertising and promotional expenses and expenses associated with the fulfillment of increased online sales. Additionally contributing to the increase in SG&A were litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Further contributing to the decrease in Net earnings was an increase in Interest expense of $80 million resulting primarily from higher effective interest rates and an increase in the write-off of deferred financing charges. Partially offsetting these amounts was an increase in Gross margin of $156 million primarily due to higher Total revenues and an increase in margin rate. In addition, we had a decrease in Income tax expense of $50 million.

Total Revenues

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
					Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	% Change	Fiscal 2010	Fiscal 2009
Domestic	$8,731	$8,425	$306	3.6%	91.3%	91.9%
Canada	833	745	88	11.8%	8.7%	8.1%

Toys “R” Us - Delaware	$9,564	$9,170	$394	4.3%	100.0%	100.0%

Total revenues increased by $394 million or 4.3%, to $9,564 million in fiscal 2010, compared to $9,170 million in fiscal 2009. Total revenues for fiscal 2010 included the impact of foreign currency translation which increased Total revenues by approximately $63 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for fiscal 2010 was primarily due to net sales from new locations, which includes Express stores, as well as increased comparable store net sales at both of our segments. The increase in comparable store net sales was largely driven by an increase in the number of transactions, net sales from our Internet operations and locations that were recently converted or relocated to our SBS and SSBS store formats. Partially offsetting these increases were lower average transaction amounts.

Domestic

Total revenues for the Domestic segment increased by $306 million or 3.6%, to $8,731 million in fiscal 2010, compared to $8,425 million in fiscal 2009. The increase in Total revenues was primarily a result of an increase in net sales from new locations, which includes Express stores, as well as an increase in comparable store net sales of 1.7%.

The increase in comparable store net sales resulted primarily from an increase in our juvenile (including baby), learning and core toy categories. The increase in our juvenile category was primarily due to increased sales of commodities and infant care products. The increase in our learning category was primarily due to increased sales of educational products and construction toys. The increase in our core toy category was primarily due to increased sales of dolls and collectibles. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game systems and software.

Canada

Total revenues for the Canada segment increased by $88 million or 11.8%, to $833 million in fiscal 2010, compared to $745 million in fiscal 2009. Excluding a $63 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, which includes Express stores, as well as an increase in comparable store net sales of 0.6%.

The increase in comparable store net sales resulted primarily from an increase in our learning and core toy categories. The increase in our learning category was primarily due to increased sales of construction toys and educational products. The increase in our core toy category was primarily due to increased sales of collectibles and dolls. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game software and systems.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
				Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Domestic	$3,112	$2,994	$118	35.6%	35.5%	0.1%
Canada	302	264	38	36.3%	35.4%	0.9%

Toys “R” Us - Delaware	$3,414	$3,258	$156	35.7%	35.5%	0.2%

Gross margin increased by $156 million to $3,414 million in fiscal 2010, compared to $3,258 million in fiscal 2009. Foreign currency translation accounted for approximately $23 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.2 percentage points in fiscal 2010 compared to fiscal 2009. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $118 million to $3,112 million in fiscal 2010, compared to $2,994 million in fiscal 2009. Gross margin, as a percentage of Total revenues, increased by 0.1 percentage point in fiscal 2010 compared to fiscal 2009.

Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix away from lower margin products such as video game systems, as well as increased sales of higher margin learning and core toy products. These increases were partially offset by increased sales of products on promotion.

Canada

Gross margin increased by $38 million to $302 million in fiscal 2010, compared to $264 million in fiscal 2009. Foreign currency translation accounted for approximately $23 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.9 percentage points in fiscal 2010 compared to fiscal 2009.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix towards sales of higher margin learning products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
				Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$2,869	$2,650	$219	30.0%	28.9%	1.1%

SG&A increased $219 million to $2,869 million in fiscal 2010 compared to $2,650 million in fiscal 2009. Foreign currency translation accounted for approximately $16 million of the increase. As a percentage of Total revenues, SG&A increased by 1.1 percentage points.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in payroll expenses of $70 million, rent expense of $29 million and pre-opening costs of $17 million largely associated with new locations. The impact associated with new locations primarily relates to the Company’s expanded fiscal 2010 Express store presence. Additionally, advertising and promotional expenses increased by $20 million due primarily to an increase in promotional activity as compared to the same period last year, and we incurred an additional $14 million of expenses primarily associated with the fulfillment of increased online sales.

In addition, the Company recorded litigation settlement expenses for certain legal matters of approximately $23 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting.

Depreciation and Amortization

	00000000	00000000	00000000
(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$244	$227	$17

Depreciation and amortization increased by $17 million to $244 million in fiscal 2010 compared to $227 million in fiscal 2009. The increase primarily resulted from the addition of new and recently converted or relocated stores to our SBS and SSBS formats and increased accelerated depreciation related to store closures as a result of relocations in fiscal 2010. Additionally, foreign currency translation accounted for approximately $2 million of the increase.

Other Income, Net

Other income, net includes the following:

•	information technology and administrative support service income;

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	management service fees income;

•	impairment on long-lived assets; and

•	other operating income and expenses.

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$79	$64	$15

Other income, net increased by $15 million to $79 million in fiscal 2010 compared to $64 million in fiscal 2009. The increase was primarily due to $20 million in income from our affiliates for information technology and administrative support services that we began providing in fiscal 2010. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$236	$156	$80

Interest expense increased by $80 million to $236 million in fiscal 2010 compared to $156 million in fiscal 2009. The increase was due to an increase of $58 million primarily related to higher effective interest rates on our debt and an increase in deferred financing charges of $25 million predominantly related to the write-off of deferred financing charges as a result of the current year refinancings.

Interest Income

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$32	$28	$4

Interest income increased by $4 million for fiscal 2010 compared to fiscal 2009.

Income Tax Expense

	0000000000	0000000000	0000000000
($ In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$64	$114	$(50)
Effective tax rate	36.4%	36.0%	0.4%

The net decrease in income tax expense of $50 million in fiscal 2010 compared to fiscal 2009 was principally due to the decrease in pre-tax earnings. Refer to Note 11 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2009 Compared to Fiscal 2008

Net Earnings

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$203	$181	$22

We generated Net earnings of $203 million in fiscal 2009 compared with $181 million in fiscal 2008. The increase in Net earnings was largely due to a reduction in SG&A of $75 million resulting primarily from initiatives to reduce our operating expenses, partially offset by a decrease in Other income, net of $55 million due primarily to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 as a result of a change in estimate effected by a change in accounting principle. Each of these changes includes the effect of foreign currency translation, which accounted for approximately $3 million of the increase in Net earnings.

Total Revenues

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
					Percentage of Total revenues
($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	% Change	Fiscal 2009	Fiscal 2008
Domestic	$8,425	$8,611	$(186)	(2.2)%	91.9%	92.3%
Canada	745	722	23	3.2%	8.1%	7.7%

Toys “R” Us - Delaware	$9,170	$9,333	$(163)	(1.7)%	100.0%	100.0%

Total revenues decreased by $163 million or 1.7%, to $9,170 million in fiscal 2009, compared with $9,333 million in fiscal 2008. Total revenues for fiscal 2009 included the impact of foreign currency translation which increased Total revenues by approximately $3 million.

Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2009 was primarily due to decreased comparable store net sales at our Domestic segment. Comparable store net sales were primarily impacted by the overall slowdown in the economy, a lower average transaction amount at our Domestic segment and a decrease in the number of transactions at our Canada segment. Partially offsetting this decrease was an increase in comparable store net sales attributable to stores that were recently relocated or converted to our SBS and SSBS store formats.

Domestic

Total revenues for the Domestic segment decreased by $186 million, or 2.2%, to $8,425 million in fiscal 2009, compared with $8,611 million in fiscal 2008. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 3.0%.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment, juvenile and seasonal categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain video game systems and related accessories as well as fewer new software releases. The juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings, along with declines in sales of baby gear, furniture and bedding. Sales of seasonal products, such as outdoor play equipment, decreased primarily due to cooler weather. These decreases were partially offset by increases in our learning and core toy categories. The learning category increased as a result of strong sales of construction toys, while increased sales in the core toy category were primarily driven by an increase in sales of collectibles and dolls.

Canada

Total revenues for the Canada segment increased by $23 million, or 3.2%, to $745 million in fiscal 2009, compared with $722 million in fiscal 2008. The increase in Total revenues is primarily attributable to new stores opened in fiscal 2009. In addition, foreign currency translation favorably impacted Total revenues by approximately $3 million. Comparable store net sales remained unchanged compared with the fiscal 2008.

Cost of Sales and Gross Margin

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
				Percentage of Total revenues
($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Fiscal 2009	Fiscal 2008	Change
Domestic	$2,994	$3,013	$(19)	35.5%	35.0%	0.5%
Canada	264	246	18	35.4%	34.1%	1.3%

Toys “R” Us - Delaware	$3,258	$3,259	$(1)	35.5%	34.9%	0.6%

Gross margin decreased by $1 million to $3,258 million in fiscal 2009, compared with $3,259 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.6 percentage points. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of improvements in sales mix away from lower margin products. Additionally, Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

Domestic

Gross margin decreased by $19 million to $2,994 million in fiscal 2009, compared with $3,013 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.5 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game systems, and overall improvements in margin on full price sales and promotional sales in the learning and core toy categories. These increases were partially offset by increased sales of lower margin commodities within the juvenile category.

Canada

Gross margin increased by $18 million to $264 million in fiscal 2009, compared with $246 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 1.3 percentage points. Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix towards sales of higher margin juvenile and learning products as well as decreased sales of lower margin video game systems compared with fiscal 2008.

Selling, General and Administrative Expenses

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
				Percentage of Total revenues
($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$2,650	$2,725	$(75)	28.9%	29.2%	(0.3)%

SG&A decreased $75 million to $2,650 million in fiscal 2009 compared to $2,725 million in fiscal 2008. Foreign currency translation accounted for approximately $4 million of the decrease. As a percentage of Total revenues, SG&A decreased by 0.3 percentage points.

Excluding the impact of foreign currency translation, the decrease in SG&A was primarily from strong initiatives to reduce overall operating expenses, which includes decreases of $19 million in store labor and other compensation expenses, $18 million in professional fees and $15 million in travel and transportation costs at our Domestic and Canada segments.

Depreciation and Amortization

	000000000	000000000	000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$227	$232	$(5)

Depreciation and amortization decreased by $5 million to $227 million in fiscal 2009 compared to $232 million in fiscal 2008. The decrease was primarily due to a decrease in accelerated depreciation related to store relocations in fiscal 2008. Additionally, foreign currency translation accounted for approximately $1 million of the decrease.

Other Income, Net

	000000000	000000000	000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$64	$119	$(55)

Other income, net decreased by $55 million to $64 million in fiscal 2009 compared to $119 million in fiscal 2008. Gift card breakage income decreased by $53 million in fiscal 2009, primarily due to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

	000000000000	000000000000	000000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$156	$171	$(15)

Interest expense decreased by $15 million for fiscal 2009 compared to fiscal 2008. The decrease was primarily due to a reduction of $22 million related to lower effective interest rates, of which $4 million related to debt of MPO. The decrease was partially offset by an increase of $10 million in deferred financing expenses primarily due to the write-off of fees related to the repayment of the $800 million secured real estate loans, of which $200 million was repaid by MPO, and the amendment of our secured revolving credit facility.

Interest Income

	000000000000	000000000000	000000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$28	$38	$(10)

Interest income decreased by $10 million for fiscal 2009 compared to fiscal 2008 primarily due to lower effective interest rates in fiscal 2009.

Income Tax Expense

	000000000	000000000	000000000
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$114	$107	$7
Effective tax rate	36.0%	37.2%	(1.2)%

The net increase in income tax expense of $7 million in fiscal 2009 compared to fiscal 2008 was principally due to the increase in pre-tax earnings. Refer to Note 11 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

LIQUIDITY AND CAPITAL RESOURCES

Overview

As of January 29, 2011, we were in compliance with all of our covenants related to our outstanding debt. On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015 which could increase by $650 million, subject to certain conditions. At January 29, 2011, under our secured revolving credit facility, we had no outstanding borrowings, a total of $101 million of outstanding letters of credit and excess availability of $1,013 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at January 29, 2011, with remaining availability of $888 million in excess of the covenant.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of January 29, 2011, we have funds available to finance our operations under our ABL Facility through August 2015. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For fiscal 2010, peak borrowings under our revolving credit facility amounted to $590 million. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facility.

Although we believe that cash generated from operations along with our existing cash and revolving credit facility will be sufficient to fund expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months. Our minimum projected obligations for fiscal 2011 and beyond are set forth below under “Contractual Obligations.”

Capital Expenditures

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores (including conversions), as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009, we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we increased our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories. For fiscal 2011, we plan to increase our capital spending with a continued emphasis on our toy and juvenile integration strategy.

The following table presents our capital expenditures for each of the past three fiscal years:

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Fiscal 2008
Conversion projects (1)	$82	$25	$86
Information technology	55	37	55
New stores (2)	52	26	91
Other store-related projects (3)	30	42	63
Distribution centers	25	18	19

Total capital expenditures	$244	$148	$314

(1)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.
(2)	Primarily includes SSBS and SBS relocations as well as single format stores (including Express stores).
(3)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.

Cash Flows

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Fiscal 2008
Net cash provided by operating activities	$280	$690	$300
Net cash used in investing activities	(224)	(329)	(231)
Net cash used in financing activities	(112)	(274)	(67)
Effect of exchange rate changes on cash and cash equivalents	2	1	(2)

Net (decrease) increase during period in cash and cash equivalents	$(54)	$88	$-

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2010 was $280 million, a decrease of $410 million compared to fiscal 2009. The decrease in net cash provided by operating activities was primarily the result of an increase in purchases of merchandise inventories primarily for fiscal 2010 and related to the early replenishment of inventory for fiscal 2011 at our existing locations as well as new stores, an increase in interest payments as compared to the prior year and an increase in payments on accounts payable due to the timing of vendor payments at year-end.

Net cash provided by operating activities for fiscal 2009 was $690 million, an increase of $390 million compared to fiscal 2008. The increase in net cash provided by operating activities was primarily the result of decreased payments on accounts payable due to the timing of vendor payments at year-end, a reduction in SG&A primarily attributable to initiatives to reduce overall operating expenses and decreased payments for income taxes.

Cash Flows Used in Investing Activities

Net cash used in investing activities for fiscal 2010 was $224 million, a decrease of $105 million compared to fiscal 2009. The decrease in net cash used in investing activities was primarily the result of a reduction of $150 million in loans made to our Parent, a reduction of $56 million in purchases of net assets from affiliates and $14 million paid to acquire e-commerce websites and other business assets in the prior year. These decreases were partially offset by an increase in capital expenditures of $96 million and a decrease of $20 million attributed to the change in restricted cash primarily due to the refinancing in fiscal 2009.

Net cash used in investing activities for fiscal 2009 was $329 million, an increase of $98 million compared to fiscal 2008. The increase in net cash used in investing activities was primarily the result of an increase of $132 million in advances recorded to our Parent, cash proceeds from the sale of $101 million in short-term investments received in fiscal 2008, $56 million for the purchase of properties from Toys “R” Us Property Company I, LLC (“TRU Propco I”) and a decrease of $36 million in repayment of loans by affiliates. Partially offsetting the increase was a reduction of $166 million in capital expenditures due to the curtailment of capital spending as a result of the slowdown in the economy and a reduction of $37 million in loans made to affiliates in fiscal 2009 as compared to fiscal 2008.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $112 million for fiscal 2010, a decrease of $162 million compared to fiscal 2009. The decrease in net cash used in financing activities was primarily due a $94 million decrease in net repayments of long-term debt, $68 million paid to TRU Propco I in excess of carrying values of net assets acquired in the prior year, an increase of $36 million in net short-term borrowings from Parent and a decrease of $33 million in debt issuance cost. These decreases were partially offset by a decrease of $43 million in capital contribution from Parent.

Refer to the description of changes to our debt structure below, as well as Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information.

Net cash used in financing activities was $274 million for fiscal 2009, an increase of $207 million compared to fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $800 million of the Secured real estate loans, of which $200 million was repaid by MPO, and an increase of $94 million in dividends paid to Parent, of which $2 million was related to MPO. Additionally contributing to the increase, was an increase of $70 million in debt issuance costs and $68 million paid to TRU Propco I in excess of carrying values of net assets acquired. These increases were partially offset by the proceeds of $715 million received from the offering of the Propco II Notes, an increase of $64 million in finance obligations associated with capital project financing and an increase of $47 million in capital contributions to MPO from our Parent.

Debt

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. The amount of net assets that were subject to these restrictions was approximately $781 million as of January 29, 2011.

Certain of our agreements also contain various and customary events of default with respect to the loans and notes, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facility or be available at all. As of January 29, 2011, our total indebtedness of $1,940 million, of which $1,918 million was secured indebtedness. We have a $1,850 million secured revolving credit facility and from time to time we borrow short-term intercompany loans from our Parent. We had no outstanding borrowings on this facility or under our short-term intercompany borrowing arrangement with our Parent as of January 29, 2011. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our financial covenants relating to our debt. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information regarding our debt covenants.

During fiscal 2010, we made the following significant changes to our debt structure:

•

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions.

•

On August 24, 2010, we completed the offering of $350 million aggregate principal amount of 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”). Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated our secured term loan facility (the “Secured Term Loan”) to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million. The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balance of $800 million under the Secured Term Loan and $181 million under the unsecured credit facility (the “Unsecured Credit Facility”).

•	On November 16, 2010, Toys “R” Us Property Company II, LLC completed a registered exchange offer with respect to the Propco II Notes.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 16 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. The following table summarizes our contractual obligations associated with our Long-term debt and other obligations as of January 29, 2011:

	0000000000	0000000000	0000000000	0000000000	0000000000
	Payments Due By Period
(In millions)	Fiscal 2011	Fiscals 2012 & 2013	Fiscals 2014 & 2015	Fiscals 2016 and thereafter	Total
Operating leases (1)	$434	$781	$678	$2,426	$4,319
Less: sub-leases to third parties	14	21	15	11	61

Net operating lease obligations	420	760	663	2,415	4,258
Capital lease obligations	32	52	44	99	227
Long-term debt (2)(3)	7	14	14	1,738	1,773
Interest payments (4)(5)	140	281	296	186	903
Purchase obligations (6)	939	-	-	-	939
Other (7)	91	119	49	27	286

Total contractual obligations (8)	$1,629	$1,226	$1,066	$4,465	$8,386

(1)

Excluded from the minimum rental commitments displayed above are approximately $1.8 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2016 and thereafter.

(2)

Reflects the issuance of $350 million of Toys-Delaware Secured Notes and the New Secured Term Loan of $700 million, which extended the maturity to fiscal 2016. The proceeds were used to repay the outstanding loan balance of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. See Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details.

(3)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital lease obligations.”
(4)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.
(5)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility in fiscal 2010.
(6)

Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of January 29, 2011.

(7)	Includes risk management liabilities, and other general obligations and contractual commitments.
(8)

The above table does not reflect liabilities for uncertain tax positions of $32 million, which includes $5 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.

Obligations under our operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance or real estate taxes. The following table presents these amounts which were recorded in SG&A in our Consolidated Statements of Operations for fiscals 2010, 2009 and 2008:

	0000000000	0000000000	0000000000
(In millions)	Fiscal 2010	Fiscal 2009	Fiscal 2008
Real estate taxes	$46	$41	$37
Maintenance and insurance	33	36	30
Contingent rent	5	3	1

Total	$84	$80	$68

CRITICAL ACCOUNTING POLICIES

Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.

Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our Merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.

Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $3 million for fiscal 2010.

Long-lived Asset Impairment

We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.

In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of a reporting unit or asset using a valuation method such as discounted cash flow or a relative, market-based approach.

In fiscal 2010, we recorded $3 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores. In the future, we plan to relocate additional stores which may result in additional asset impairments.

Goodwill Impairment

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, economic factors, unanticipated competitive activities, loss of key personnel and acts by governments and courts.

In accordance with ASC Topic 350, “Intangibles – Goodwill and Other,” we test for goodwill impairment by comparing the fair values and carrying values of our reporting units as of the first day of the fourth quarter of each fiscal year, or October 31, 2010 for fiscal 2010. At January 29, 2011, we had $361 million of Goodwill, all of which is in our Domestic reporting unit.

We estimate the fair values of our reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting units. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future. Our methodology for determining fair values remained consistent for the periods presented.

At October 31, 2010, we determined that none of our goodwill was impaired. The estimated fair value of our Domestic reporting unit substantially exceeded its carrying value at the date of testing. We applied a hypothetical 10% decrease to the fair value of our Domestic reporting unit, which at October 31, 2010, would not have triggered additional impairment testing and analysis.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 98.4% of Total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, based on management estimates and assumptions of redemption patterns, the useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in the Consolidated Statements of Operations.

During fiscal 2010, we recognized $19 million of net gift card breakage income. A change of 10% in the estimated gift card breakage rate would have impacted our pre-tax earnings by approximately $2 million for the fiscal year ended January 29, 2011.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdictions.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carryforward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.

At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

Stock-Based Compensation

The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee of Parent based on management’s recommendations. Our Parent engages an independent valuation specialist to assist management and the Executive Committee of Parent in determining the fair value of our common stock for these purposes. Our Parent’s management and the Executive Committee of Parent rely on the valuations provided by the independent valuation specialist as well as their review of Parent’s historical financial results, business milestones, financial forecast and business outlook as of each award date.

The fair value of common stock shares of Parent is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the common shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results. The income and market approaches are given equal weight when developing our fair value range.

The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.

The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Seven companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Effective August 1, 2010, the Company has adopted ASU 2010-11. The adoption of ASU 2010-11 did not have an impact on our Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. Effective for the fiscal 2010 Form 8-K, the Company has adopted ASU 2010-06. Other than the enhanced disclosures, the adoption of ASU 2010-06 did not have a material impact on our Consolidated Financial Statements.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective January 31, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. Based on our analysis, there were no VIEs identified that required consolidation. The adoption of this standard did not have an impact on the Consolidated Financial Statements.

Refer to Note 18 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and statements that have been or may in the future be filed with the Securities and Exchange Commission and other publicly released materials, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature, amount and allocation of future capital expenditures, enhancements of our information technology systems, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.